Exhibit 99.1



FOR IMMEDIATE RELEASE

Micronetics Hires Chief Financial Officer

Hudson, NH - August 31, 2005 -- Micronetics, Inc. (NASDAQ:NOIZ) announced today that Diane L. Bourque has joined the company as Chief Financial Officer. Ms. Bourque brings with her over 20 years of financial experience to Micronetics. As CFO, Ms. Bourque will be responsible for leading Micronetics' corporate finance, regulatory compliance, corporate governance, accounting, strategic planning and analysis, treasury, tax, audit, and investor relations.

Most recently, Ms. Bourque served as Vice President and Controller at Presstek, Inc., a $270 million NASDAQ listed digital imaging company. At Presstek, she held responsibility for all aspects of financial reporting, including SEC reporting, corporate governance and regulatory compliance. During her 13-year tenure at Presstek, Ms. Bourque was credited with improving the company's business resource allocation and internal control processes during a period of significant growth. Prior to that, she held financial management and analytical positions at Digital Equipment Corporation and Centronics Data Computer Corp., both publicly held computer equipment manufacturers and with EKCO Group, a consumer product company. Ms. Bourque holds an MBA from Southern New Hampshire University and a B.S. in Mathematics from the University of New Hampshire.

David Robbins, President & CEO of Micronetics, stated, "Diane brings great talent and experience both in finance and in business leadership within larger public companies. She posses a tremendous level of optimism, energy and passion for excellence which will give her the ability to contribute broadly to our finance, operations and business strategy."

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communications equipment. Micronetics serves a diverse customer base, including Aerosat, Airspan, BAE Systems, Boeing, EADS, ITT, L-3 Communications, Lockheed Martin, Northrop Grumman, Qualcomm, Raytheon, Teradyne, Tektronix, Thales and UTStarcom. Micronetics also operates through its wholly owned subsidiaries, Enon Microwave, Inc.; Microwave & Video Systems, Inc.; Microwave Concepts, Inc. and Stealth Microwave, Inc. Additional information can be found on our website at www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to the success of the products into which the Company's products are integrated, internal projections as to the demand for certain types of equipment, competitive products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under
existing   contracts,  access  to  financial  resources,   future
economic conditions generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics' Annual Report for its fiscal year ended March 31, 2005.

Contact
David Robbins, President
Micronetics, Inc.
(603) 883-2900 x 317